Exhibit 5.4

August 11, 2014

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, Maryland  21030

Re:	Registration Statement on Form S-4 filed by
Omega Healthcare Investors, Inc. et al

Ladies and Gentlemen:

We have served as special counsel to OHI (Indiana), Inc., an Indiana corporation (the “Opinion Subsidiary”), a wholly owned, direct subsidiary of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), in connection with the Registration Statement on Form S-4 filed on or around August 11, 2014 (the “Registration Statement”) by the Parent, the Opinion Subsidiary and certain other subsidiary guarantors (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Parent (the “Exchange Offer”) to exchange up to $400,000,000 in aggregate principal amount of the Parent’s registered 4.950% Senior Notes due 2024 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 4.950% Senior Notes due 2024 issued and outstanding in the aggregate principal amount of $400,000,000 (the “Initial Notes”), under the indenture dated as of March 11, 2014 (the “Original Indenture”), among the Parent, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”) as supplemented by that certain First Supplemental Indenture, dated as of June 27, 2014 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”).  All capitalized terms not otherwise defined herein, shall have the meanings ascribed in the Indenture, unless otherwise specified.

Except as described in this letter, we are not generally familiar with the business, records, transactions or activities of the Opinion Subsidiary.  Our knowledge of its business, records, transactions and activities is limited to the Transaction Documents and Authorization Documents set forth below.  We were not involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation or execution of the Indenture, the Guarantees (as defined below), or any of the related agreements executed or delivered in connection with the Initial Notes or the Exchange Notes.  We have been retained solely for the purpose of rendering a certain opinion under the laws of the State of Indiana and the State of New York, as applicable.

Omega Healthcare Investors, Inc.
August 11, 2014

In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion letter, including without limitation the following documents:

(1)	the Registration Statement (including all filed exhibits thereto);

(2)	an executed copy of the Indenture, including the form of guarantees of the Exchange Notes (each, a “Guarantee”) provided for therein;

(3)	executed copies of the Initial Notes;

(4)	the form of the Exchange Notes;

(5)
articles of incorporation and bylaws of the Opinion Subsidiary as in effect on the date hereof and as certified by the Secretary or Assistant Secretary of the Opinion Subsidiary (the “Organizational Documents”);

(6)	a certificate of legal existence for the Opinion Subsidiary as of a recent date; and

(7)	a certificate of the Secretary or Assistant Secretary of the Opinion Subsidiary, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (4) above are collectively referred to as the “Transaction Documents.”  The documents referenced as (5) through (7) are collectively referred to as the “Authorization Documents.”

In rendering this opinion letter, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate agreements and instruments of the Opinion Subsidiary, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiary, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed.

We have made such examination of the laws of the State of Indiana and the State of New York as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana, the State of New York and the laws of the United States of general application to transactions in the States of Indiana and New York.

In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Opinion Subsidiary.

Omega Healthcare Investors, Inc.
August 11, 2014

In connection herewith, we have assumed that, other than with respect to the Opinion Subsidiary, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes (in the form examined by us) have been duly executed by the Parent and authenticated and delivered by the Trustee and issued in exchange for the Initial Notes in accordance with the provisions of the Indenture upon consummation of the Exchange Offer, and (iv) the Guarantee of the Opinion Subsidiary (in the form examined by us) has been duly executed by the Opinion Subsidiary, and otherwise in accordance with the terms of the Registration Statement and the exhibits thereto, the Guarantee of the Opinion Subsidiary provided for in the Indenture will constitute a valid and binding obligation of the Opinion Subsidiary.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)           We express no opinion herein regarding Indiana or New York securities and blue sky laws.

(b)           We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

(c)           Our opinion may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Omega Healthcare Investors, Inc.
August 11, 2014

(d)           Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e)           We express no opinion as to: (i) the enforceability of (A) any provision of the Indenture, the Exchange Notes or Guarantees (collectively, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Opinion Subsidiary or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitation or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law; or (ii) the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties.

(f)           Enforceability of the Guarantee is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantee may be unenforceable under or limited by the laws of the State of Indiana and/or the State of New York; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantee after execution and delivery of such Guarantee may prevent the practical realization of the benefits intended by the Guarantee through a release or discharge of the Opinion Subsidiary.

Omega Healthcare Investors, Inc.
August 11, 2014

We do not render any opinions except as expressly set forth above.  The opinion set forth herein is made as of the date hereof and is subject to, and may be effected by, future changes in the factual matters set forth herein, or future legislative action or judicial decisions and we undertake no duty to advise you of the same.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the captions “Legal Matters.”  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Ice Miller LLP